EXHIBIT 3.16

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF SINGLEPOINT INC

SINGLEPOINT INC., a corporation organized and existing under the laws of the State of Nevada, does hereby certify that:

1. The original Articles of Incorporation were filed with the Secretary of State of Nevada on October 17, 2007;

2. Certificate of Designation for Class A Convertible Stock was filed with the Secretary of State of Nevada on October 18, 2007;

3. A Certificate of Change were filed with the Secretary of State of Nevada on April 17, 2008;

4. Amendment to Certificate of Designation for Class A Convertible Stock was filed with the Secretary of State of Nevada on May 17, 2013;

5. Certificate of Amendment to the Articles of Incorporation were filed with the Secretary of State of Nevada on June 25, 2013;

6. Certificate of Amendment to the Articles of Incorporation were filed with the Secretary of State of Nevada on July 1, 2013;

7. Amendment to Certificate of Designation for Class A Convertible Stock was filed with the Secretary of State of Nevada on November 15, 2015;

8. Certificate of Amendment to the Articles of Incorporation were filed with the Secretary of State of Nevada on July 25, 2016;

9. Amendment to Certificate of Designation for Class A Convertible Stock was filed with the Secretary of State of Nevada on July 25, 2016;

10. Certificate of Amendment to the Articles of Incorporation were filed with the Secretary of State of Nevada on July 26, 2016;

11. Certificate of Correction filed with the Secretary of State of Nevada on July 29, 2016;

12. Certificate of Amendment to the Articles of Incorporation were filed with the Secretary of State of Nevada on August 17, 2017;

13. Amendment to Certificate of Designation for Class A Convertible Stock was filed with the Secretary of State of Nevada on August 31, 2017;

14. The following Amended and Restated Articles of Incorporation was duly proposed by the Corporation's Board of Directors and adopted by the Corporation's stockholders in accordance with the provisions of corporation statutes of State of Nevada.

FIRST: The name of the Corporation is SINGLEPOINT INC.

SECOND: The registered office or place of business in the state of Nevada is to be located at 701 S CARSON ST STE 200, Carson City, NV, 89701, USA and the name of its registered agent is National Registered Agents, Inc.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted, or carried on, are those necessary to engage in any lawful act or activity for which corporations may be organized under the corporation statutes of state of Nevada.

FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 5,100,000,000 shares, of which 5,000,000,000 shares shall be Common Stock of the par value of $.0001 each (hereinafter called "Common Stock") and 100,000,000 shares shall be Preferred Stock of the par value of $.0001 each (hereinafter called "Preferred Stock"), with 60,000,000 shares of Preferred Stock designated as Class A Convertible Preferred Stock with the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof set forth in the Amended and Restated Certificate of Designation for the Class A Convertible Preferred Stock annexed hereto.

The designations and the powers, preferences, and rights and the qualifications, limitations, or restrictions thereof of the shares of each class are as follows:

1. The Common or Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by law, to authorize the issue of one or more series of Common or Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(a) The designation of such series.

(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

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(c) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, and other terms and conditions of such redemption.

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(e) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(f) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.

(g) The restrictions, if any, on the issue or reissue of any additional Common or Preferred Stock.

(h) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of the Corporation (“Liquidation Preferences”).

3. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Common or Preferred Stock, the holders of any such series and class of stock shall vote together and not as a separate class except as specifically provided by subsequent resolution or resolutions of the Board of Directors or as otherwise required by law. Subject to such restrictions as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Common or Preferred Stock, any amendment to the Articles of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the stock of the Corporation entitled to vote for the election of directors ("Voting Stock").

4. No holder of stock of any class of the Corporation shall have, as such holder, any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into stock of the Corporation, issued or sold, or to any right of subscription to, or to any warrant or option for the purchase of any thereof, other than such (if any) as the Board of Directors of the Corporation, in its discretion, may determine from time to time.

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5. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Common or Preferred Stock for such consideration not less than its par value, as may be fixed from time to time by the Board of Directors, without action by the stockholders. The Board of Directors may provide for payment therefore to be received by the Corporation in cash, property, or services. Any and all such shares of the Common or Preferred Stock of the Corporation the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts.

SEVENTH: Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action unless such action complies with the voting requirements as set forth in this Amendment and Restatement to the Articles of Incorporation in conjunction with the Amended and Restated By-Laws of the Corporation.

EIGHTH: Subject to the provisions of the laws of the State of Nevada, the following provisions are adopted for the management of the business and for the conduct of the affairs of the Corporation, and for defining, limiting, and regulating the powers of the Corporation, the directors, and the stockholders:

(a) The books of the Corporation may be kept outside the State of Nevada at such place or places as may from time to time be designated by the Board of Directors.

(b) The business of the Corporation shall be managed by its Board of Directors, and the Board of Directors shall have power to exercise all the powers of the Corporation, including (but without limiting the generality hereof) the power to create mortgages upon the whole or any part of the property of the Corporation, real or personal, without any action of or by the stockholders, except as otherwise provided by statute or by the By-Laws.

(c) The number of directors shall be fixed by the By-Laws, subject to alteration from time to time by amendment of the By-Laws either by the Board of Directors or the stockholders. An increase in the number of directors shall be deemed to create vacancies in the Board, to be filled in the manner provided in the By-Laws. Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed in such manner as shall be provided in the By-Laws.

(d) The Board of Directors shall have power to make and alter By-Laws, subject to such restrictions upon the exercise of such power as are contained in this Amendment to the Article of Incorporation or the By-Laws and amendments thereto.

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(e) The Board of Directors shall have power, in its discretion, to fix, determine, and vary from time to time the amount to be retained as surplus and the amount or amounts to be set apart out of any of the funds of the Corporation available for dividends as working capital or a reserve or reserves for any proper purpose, and to abolish any such reserve in the manner in which it was created.

(f) The Board of Directors shall have power, in its discretion, from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them, other than the stock ledger, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account, book, or document of the Corporation, except as conferred by law or authorized by resolution of the directors or the stockholders.

(g) Upon any sale, exchange, or other disposal of the property and/or assets of the Corporation, payment therefore may be made either to the Corporation or directly to the stockholders in proportion to their interests, upon the surrender of their respective stock certificates, or otherwise, as the Board of Directors may determine.

(h) The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

(i) In case the Corporation shall enter into any contract or transact any business with one or more of its directors, or with any firm of which any director is a member, or with any corporation or association of which any director is a stockholder, director, or officer, such contract or transaction shall not be invalidated or in any way affected by the fact that such director has or may have an interest therein which is or might be adverse to the interests of the Corporation, even though the vote of such director might have been necessary to obligate the Corporation upon such contract or transaction; provided, that the fact of such interest shall have been disclosed to the other directors or the stockholders of the Corporation, as the case may be, acting upon or with reference to such contract or transaction.

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(j) Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of the corporation statutes of the state of Nevada, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change, add to, or repeal any provision contained in this Articles of Incorporation in the manner now or hereafter prescribed by statute; and all rights herein conferred are granted subject to this reservation.

TENTH: To the full extent provided by the corporation statutes of the state of Nevada as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article TENTH shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Articles of Incorporation this 30th day of January 2020.

By:
Gregory P. Lambrecht
Its:	Chief Executive Officer

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AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

CLASS A CONVERTIBLE PREFERRED STOCK

OF

SINGLEPOINT INC.

Section 1. Designation and Number of Shares. There is hereby designated out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Class A Convertible Preferred Stock” (the “Class A Convertible Preferred Stock”). The authorized number of shares of Class A Convertible Preferred Stock shall be Sixty Million (60,000,000), which authorized number shall not be affected by any subdivision or combination of the Common Stock. Each share of Class A Convertible Preferred Stock shall be identical in all respects to every other share of Class A Convertible Preferred Stock. The Class A Convertible Preferred Stock shall be senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.

Section 2. Definitions. All capitalized terms not defined in this Section 2 shall have the meanings set forth elsewhere in this Certificate of Designation. As used herein with respect to Class A Convertible Preferred Stock:

(a) “Certificate of Designation” means this Certificate of Designation or comparable instrument relating to the Class A Convertible Preferred Stock, as it may be amended from time to time.

(b) “Class A Original Issue Date” shall mean the date on which such share of Class A Convertible Preferred Stock was issued.

(c) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(d) “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to Class A Convertible Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. The term “Junior Stock” shall exclude the Class A Convertible Preferred Stock.

(d) “Parity Stock” means any class or series of stock of the Company (other than Class A Convertible Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Class A Convertible Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

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(e) “Preferred Stock” means any and all series of preferred stock of the Company, including the Class A Convertible Preferred Stock.

Section 3. Dividends. The holders of the Class A Convertible Preferred Stock shall be entitled to receive Common Stock dividends when, as, if and in the amount declared by the directors of the Company to be paid in cash or in the then current market value of the Company’s common stock.

Without prior written consent of the majority of the Class A Convertible Preferred Stock, so long as any shares of Class A Convertible Preferred Stock shall be outstanding, the Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Company make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Company or any of its subsidiaries of which it owns not less than 51% of the outstanding voting stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Class A Convertible Preferred Stock shall have been entitled for all previous dividend periods, if any, shall have been paid or declared.

Section 4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

4.1 Payments to Holders of Class A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Class A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock and Junior Stock by reason of their ownership thereof, an amount per share equal to any dividends declared but unpaid thereon.

4.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of the Class A Convertible Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock and Common Stock, pro rata based on the number of shares held by each such holder.

Section 5. Voting.

5.1 General. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of Class A Convertible Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter multiplied by fifty (50). Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Class A Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

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5.2 Class A Convertible Preferred Stock Protective Provisions. At any time when shares of Class A Convertible Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least majority of the then outstanding shares of Class A Convertible Preferred Stock or all the holders of the Class A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

5.2.1. amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Class A Convertible Preferred Stock;

5.2.2. purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Class A Convertible Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value;

Section 6. Conversion.

The Class A Convertible Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

A. Holder's Optional Right to Convert. Each share of Class A Convertible Preferred Stock shall be convertible, at the option of the holder(s), on the Conversion Basis (as set forth below) in effect at the time of conversion. Such right to convert shall commence as of the Class A Convertible Preferred Stock Original Issue Date. In the event that the holder(s) of the Class A Convertible Preferred Stock elect to convert such shares into Common Stock, the holder(s) shall have sixty (60) days from the date of such notice in which to tender their shares of Class A Convertible Preferred Stock to the Company.

B. Conversion Basis. Each share of Class A Convertible Preferred Stock shall be convertible into twenty five (25) shares of the Company’s Common Stock.

C. Mechanics of Conversion. Before any holder of Class A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall (i) give written notice to the Company, at the office of the Company or of its transfer agent for the Common Stock or the Preferred Stock, that he/she elects to convert the same and shall state therein the number of shares of Class A Convertible Preferred Stock being converted; and (ii) surrender the certificate or certificates therefor, duly endorsed. Thereupon the Company shall promptly issue and deliver to such holder of Class A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued immediately prior to the close of business on the date of such notice and surrender of the shares of Class A Convertible Preferred Stock.

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D. Adjustments to the Conversion Basis.

(i) Stock Splits and Combinations. The Conversion Basis of the Class A Convertible Preferred Stock shall not be adjusted pursuant to any subdivision or combination of the Common Stock.

(ii) Reclassification, Exchange or Substitution. At any time after the Company first issues the Class A Convertible Preferred Stock and while any of the shares of Class A Convertible Preferred Stock remain outstanding, if the Common Stock issuable upon the conversion of the Class A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets), then and in each such event the holder of each share of Class A Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Class A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

(iii) Reorganization, Mergers, Consolidations or Sales of Assets. At any time after the Company first issues the Class A Convertible Preferred Stock and while any of such shares remain outstanding, if there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares), or a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company's assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Class A Convertible Preferred Stock thereafter shall be entitled to receive upon conversion of the Class A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Class A Convertible Preferred Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

E. Notices of Record Date. In the event of any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Class A Convertible Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

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F. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Company’s directors.

G. Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Convertible Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Convertible Preferred Stock.

Section 7. Waiver. Any of the rights, powers, preferences and other terms of the Class A Convertible Preferred Stock set forth herein may be waived on behalf of all holders of Class A Convertible Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Convertible Preferred Stock then outstanding.

Section 8. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Class A Convertible Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication, and shall be deemed sent upon such mailing or electronic transmission.

Section 9. Other Rights. The shares of Class A Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, Singlepoint Inc. has caused this Amended and Restated Certificate of Designation of Class A Convertible Preferred Stock to be signed by its Chief Executive Officer, this 30th day of January, 2020.

Singlepoint Inc.

By:
Name:	Gregory P. Lambrecht
Title:	Chief Executive Officer

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